Exhibit 10.9

Internal Correspondence

April 23, 2025
PERSONAL & CONFIDENTIAL
Dear Nico:
We are pleased to confirm the details of your International Assignment Extension. We hope this international experience continues to be both a professionally and personally rewarding experience. This Letter of Assignment Extension (“Agreement”) details the terms and general conditions applicable to your Assignment Extension as summarized below:
Home Country:    Brazil
Home Company:    Elevadores Otis Ltda
Host Country:    Singapore
Anticipated End Date:    October 31, 2026
Your Assignment Extension is subject to obtaining and maintaining any required work permit extension required by your Host Country and providing your Home Company a signed copy of this Agreement.
The duration, terms and conditions of your Assignment remain subject to revision in accordance with business needs and changes to Otis policies, plans and/or programs. All other terms and conditions outlined in your Letter of Assignment dated 27 May 2021, and the Otis Long-Term Assignment Policy (Flex) will remain in effect for the period of your Assignment Extension.

Thank you for your ongoing support of our global initiatives.
Sincerely,

/s/ Stephane de Montlivault                    24 Apr 2025
Stephane de Montlivault         Date
President, APAC

Please indicate your agreement by signing below and returning this Extension Agreement as soon as possible.

I have reviewed the general terms and conditions of my International Assignment Extension outlined above and by signing below, accept these conditions.

/s/ Nicolas Lopez                            25 Apr 2025
Nicolas Lopez                            Date